Exhibit 10.40

CONOCOPHILLIPS

DIRECTORS’ CHARITABLE GIFT PROGRAM

1.	PURPOSE OF THE PROGRAM

The purpose of the Directors’ Charitable Gift Program (the “Program”) is to acknowledge the service of members of the Board of Directors (the “Board”) of ConocoPhillips (the “Company”); recognize the mutual interest of the Company and its Directors in support of eligible educational and charitable organizations; and enhance the Directors’ total compensation package.

With regard to members of the Board or other persons who previously served as members of the Board of Directors of either Phillips Petroleum Company or Conoco Inc. (the “Predecessor Companies”), this Program represents a continuation of the similar programs maintained by the Predecessor Companies, respectively the Phillips Petroleum Company Director Charitable Contribution Program and the Conoco Inc. Directors’ Charitable Gift Plan (the “Predecessor Programs”). Donations made under the Predecessor Programs shall be honored through and completed under this Program, but limitations imposed by this Program shall apply to the aggregate of donations under this Program and the Predecessor Programs. This Program shall be considered an amendment, restatement, merger, and consolidation of the Predecessor Programs.

Each eligible Director of the Company will recommend that the Company make a donation of up to $1,000,000 to the eligible tax-exempt organization(s) (the “Organization(s)”) designated by the Director. The donation will be made in the Director’s name in five equal annual installments, with the first installment to be made as soon as practicable after the death of the Director or former Director.

2.	ELIGIBILITY

Each member of the Board of Directors who serves for a minimum of one year shall be eligible to participate in the Program. Service as a member of the Board of Directors of either of the Predecessor Companies shall count as service for this purpose. The Program will not be effective for a Director until he or she completes all required enrollment procedures for the Program.

3.	DIRECTOR’S RECOMMENDATION

Each eligible Director shall make a written recommendation to the Company, on a form approved by the Company for this purpose, designating the Organization(s) that he or she intends to be the recipient(s) of the Company’s donation to be made in the Director’s name. A Director may revise or revoke such recommendation prior to his or her death by signing a new recommendation form and submitting it to the Company.

Subject to Section 4, donations to the charities designated by a Director and requested to be irrevocable, will become irrevocable upon the earliest of (a), (b), or (c) below, and donations to all charities designated by a Director will become irrevocable upon the earlier of (a) or (b) below:

(a)	The election by the Company, in its sole discretion, within one year of the date of the request by the Director that the Company make an irrevocable commitment of a future donation to the designated charity,

(b)	The death of the Director, or

(c)	With regard to a former member of the Board of Phillips Petroleum Company who participated in the Phillips Petroleum Company Director Charitable Contribution Program, the occurrence of any of the events listed in the definition of “Coverage Date” under the Workforce Stabilization Plan of Phillips Petroleum Company.

4.	ORGANIZATIONS

In order to be eligible to a receive a donation, an Organization must at the time of its designation by a Director, and at the time a donation is to be made in whole or in part, qualify for tax-exempt status under section 501(c)(3) of the Internal Revenue Code and be reviewed and approved by the Company. An Organization will be approved by the Company if the Company determines, in the exercise of good faith judgment, that the donation will be deductible from taxable income for purposes of federal and other income taxes payable by the Company and unless the Company determines, in the exercise of good faith judgment, that a donation to the Organization would be detrimental to the best interests of the Company. Private foundations are not eligible to receive donations under the Program.

Non-U.S. Directors may designate qualified educational and charitable organizations in their countries of citizenship, provided that each designated organization has a tax-exempt status that is similar to comparable U.S.-based organizations under section 501(c)(3) of the Internal Revenue Code.

5.	AMOUNT AND TIMING OF DONATION

Each Director may recommend one Organization to receive a Company donation of $1,000,000, or two or more Organizations to receive donations aggregating $1,000,000. Each Organization must be recommended to receive a donation of at least $100,000. The donation will be made by the Company in five equal annual installments, with the first installment to be made as soon as practicable after the death of the Director or former Director. If a Director recommends more than one Organization to receive a donation, each will receive a prorated portion of each annual installment. Each annual installment payment will be divided among the Organizations in the same proportion as the total donation amount has been allocated among the Organizations by the Director.

6.	VESTING

Each Director will be fully vested in the Program upon completion of one year of service as a Director.

The Board has authority not to make a donation if it determines that a Former Director has willfully engaged in activity that is harmful to the Company’s interest.

7.	FUNDING AND PROGRAM ASSETS

The Company may fund the Program, or it may choose not to fund the Program. If the Company elects to fund the Program in any manner, neither the Directors nor their recommended Organization(s) shall have any rights or interests in any assets of the Company identified for such purpose. Nothing contained in the Program shall create, or be deemed to create, a trust, actual or constructive, for the benefit of a Director or any organization recommended by a Director to receive a donation, or shall give, or be deemed to give, any Director or recommended Organization any interest in any assets of the Program or the Company. If the Company elects to fund the Program through life insurance policies, a participating Director agrees to cooperate and fulfill the enrollment requirements necessary to obtain insurance on his or her life. The Company may elect to insure certain Directors and not others, may use single life, joint life, second-to-die, or other policies, and may insure a Director for an amount greater than the donation to be made on behalf of the Director. The Company, or one or more of its subsidiaries, shall be the owner and the beneficiary of any insurance policies obtained under the Program.

8.	AMENDMENT OR TERMINATION

The Board of Directors may amend, suspend, or terminate this Program at any time without the consent of the Directors or former Directors participating in the Program.

9.	ADMINISTRATION

Except as otherwise specifically provided, the Program shall be administered by the individual serving as the officer of the Company with primary responsibility for Human Resources (the “Administrator”). The Administrator may use such resources and personnel of the Company as may be considered by the Administrator necessary or desirable to administer the Program. The Administrator’s determination with respect to any questions arising as to interpretation of the Program shall be final, conclusive, and binding on all interested parties.

Pursuant to Board Resolution
July 1, 2003

3